Exhibit 99.3

NetREIT, Inc. and Subsidiaries

Unaudited Pro Forma Statement of Operations

	Year ended December 31, 2014	Pro Forma Adjustments (a)	Pro Forma Total

Revenues:
Rental income	$19,458,581	$(3,080,386)	$16,378,195

Fee and other income	443,829	(348,117)	95,712

Total revenues	19,902,410	(3,428,503)	16,473,907

Costs and expenses:
Rental operating costs	7,465,658	(1,716,379)	5,749,279
General and administrative	5,555,449	-	5,555,449
Depreciation and amortization	6,049,385	(666,119)	5,383,266
Real estate asset impairments	950,000	-	950,000

Total costs and expenses	20,020,492	(2,382,498)	17,637,994

(Loss) income from operations	(118,082)	(1,046,005)	(1,164,087)

Other income (expense):
Interest expense	(6,478,976)	(883,646)	(5,595,330)
Interest income	85,806		85,806
Gain on sales of real estate and partnerships, net	5,120,699	(156,651)	5,277,350
Gain on extinguishment of debt	536,952		536,952

Total other expense, net	(735,519)	(1,040,297)	304,778

Net loss	(853,601)	5,707	(859,309)
Less: Income attributable to noncontrolling interests	(3,192,082)	(192,221)	(2,999,861)

Net loss attributable to common shareholders	$(4,045,683)	$(186,514)	$(3,859,170)

Basic and diluted net loss per common share	$(0.24)		$(0.24)

Weighted average common shares outstanding - basic and diluted	16,798,232		16,798,232

NetREIT, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Statement of Operations

For the Twelve Months Ended December 31, 2014

(a)	Amounts represent the historical operations of the Sparky’s Self-Storage Portfolio as reflected in the statement of operations of NetREIT Inc. and Subsidiaries for the year-ended December 31, 2014.